Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-110124) pertaining to the IsoTis S.A. Stock Option Plan 2003/2 of our report dated April 15, 2005, with respect to the consolidated financial statements and schedule of IsoTis S.A. included in the Annual Report (Form 20-F) for the year ended December 31, 2004.

/s/ Ernst & Young Ltd.
Geneva, Switzerland
May 12, 2005